Exhibit 10.2
Termination Amendment to
Consulting and Noncompete Agreement with Richard K. Smucker
(dated May 1, 2002,
as amended and restated effective as of
January 1, 2005 and January 1, 2009)
     WHEREAS, The J.M. Smucker Company (the “Company”) entered into a letter agreement with Richard K. Smucker (“Mr. Smucker”), dated May 1, 2002, as amended and restated effective as of January 1, 2005 and January 1, 2009 (on December 31, 2010) (the “Consulting Agreement”); and
     WHEREAS, Section 15 of the Consulting Agreement provides that the Consulting Agreement may be amended only with the written consent of the parties; and
     WHEREAS, the parties now desire to substantially terminate the Consulting Agreement;
     NOW THEREFORE, in accordance with Section 15 of the Consulting Agreement, substantially all of the Consulting Agreement is amended and terminated, effective as of April 25, 2011, as follows:
1.	The provisions of the Consulting Agreement, together with all rights, benefits and obligations arising thereunder, are hereby terminated; provided, however, that the portions of subsections 3(a), (b), (c), (d), (e) and (f) of the Consulting Agreement and related definitions which address Mr. Smucker’s benefits under the Company’s Top Management Supplemental Retirement Benefit Plan, as amended (the “SERP”) and the time of payment thereof (generally providing that all such benefits shall commence as of the third anniversary of, as applicable, his disability, separation from service, as defined in Appendix I, or death, and that early retirement commencement reduction factors shall be disregarded in the determination of the amount of such benefits), shall remain in force.

2.	In furtherance of item 1 above, and for the avoidance of doubt:
a.	All rights to any salary, bonus, vesting of options and restricted shares, and other benefits under the Standard Executive Benefits Package during the Service Period, and requirements with respect to public representation in Section 2 during such Service Period, together with all references to those benefits and services in Section 3 (other than with respect to the SERP benefits), are hereby fully forfeited and relinquished, without exchange for any other right or benefit of any sort. Moreover, the requirements of sections 4 and 5 regarding confidentiality, nonsolicitation and noncompetition are also terminated, provided that nothing herein shall terminate any similar obligations of Mr. Smucker arising under any other agreement, plan, program or arrangement, or by operation of law.

b.	Although all of the SERP benefits are intended to be subject to the provisions described in Section 1 hereof, no provision of the Consulting Agreement or this Termination Amendment is intended to, or shall be construed to, materially modify any grandfathered benefit under the SERP for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
3.	Section references are to the applicable Sections of the Consulting Agreement in effect immediately prior to the execution of this Termination Amendment.

4.	Terms (whether or not capitalized) not otherwise defined in this Termination Amendment which are defined in the Consulting Agreement shall have the meanings ascribed to them in the Consulting Agreement in effect immediately prior to the execution of this Termination Amendment.
     IN WITNESS WHEREOF, the parties have caused this Termination Amendment to be executed, effective as of the date set forth above.

THE J.M. SMUCKER COMPANY
By:	/s/ Jeannette L. Knudsen
Jeannette L. Knudsen, Vice President, General Counsel and Corporate Secretary
Date: April 25, 2011

RICHARD K. SMUCKER
/s/ Richard K. Smucker

Date: April 25, 2011

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